Exhibit 10.2

AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT

This AMENDMENT dated as of the 22nd day of October, 2010 by and among YouBlast Global, Inc., a Delaware corporation (f/k/a Sahara Media Holdings, Inc.) (the "Company"), and Philmore Anderson IV, an individual (the "Executive").

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of February 18, 2009 (the "Agreement"); and

WHEREAS, the Company and Executive desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, the parties agree as follows:

1. Employment and Duties. Section 1(a) of the Agreement is hereby deleted in its entirety and in its place shall be inserted the following:

"1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as executive chairman, during the Term, as hereinafter defined. As executive chairman of the Company, Executive shall have the duties and responsibilities delegated to him as may be determined by the Company's board of directors (the "Board")."

2. Term. The second sentence of Section 1(b) of the Agreement is hereby deleted and in its place shall be inserted the following:

"The period commencing as of the Commencement Date and ending 24 months after the date of execution of this Amendment, subject to earlier termination pursuant to Section 5 hereof, is referred to herein as the "Term.""

3. Executive's Performance. Section 2 of the Agreement is hereby deleted in its entirety and in its place shall be inserted the following:

"2. Executive's Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and in compliance with all fiduciary duties and responsibilities as required by applicable law. Notwithstanding anything contrary in the Agreement, the parties acknowledge and agree that Executive's position is not a full time position and Executive does not and will not devote substantially all of his business time to the performance of his duties under this Agreement. Executive may engage in other business activities, including, without limitation, being engaged as an independent contractor, so long as the business activities do not impair Executive's ability to perform his duties under this Agreement and do not violate Executive's fiduciary duties to the Company under this Agreement. In the course of his employment, Executive shall comply with all policies, including the Code of Ethics, that are applicable to the Company's officers in general and the executive chairman, in particular."

4. Compensation and Other Benefits. Section 3(b) of the Agreement is hereby deleted in its entirety and in its place shall be inserted the following:

"3. Compensation and Other Benefits.

(b) For his services during the Term, the Company shall pay Executive a fixed monthly salary equal to Five Thousand Dollars ($5,000) per month. Salary payments shall be paid monthly in arrears on the last business day of each calendar month."

5.Covenant Not to Solicit or Compete. The following shall be inserted to the end of Section 7(a):

"Company shall consent to and allow Executive to perform any activities, even if such activities violate this Section 7, so long as such activities do not impair Executive's ability to perform his duties under this Agreement and do not violate Executive's fiduciary duties to the Company under this Agreement."

6. All other terms of the Agreement remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

YOUBLAST GLOBAL, INC.

By:	/s/ Jeffrey D. Forster
Name:	Jeffrey D. Forster
Title:	CEO

PHILMORE ANDERSON IV

/s/ Philmore Anderson IV

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